Exhibit 10.38

AMENDMENT TO RESTRICTED STOCK AGREEMENTS

This Amendment to Restricted Stock Agreements (“Amendment”) is being entered into as of February 25, 2025, by and between U.S. Physical Therapy, Inc., a corporation organized under the laws of the State of Nevada (the “Company”), and ___________, an employee of the Company (“Grantee”).

WHEREAS, the Company previously made grants of Restricted Stock to Grantee pursuant to the U.S. Physical Therapy, Inc. 2003 Stock Incentive Plan, and in connection therewith the Company and Grantee have entered Restricted Stock Agreements described on Attachment 1 hereto (collectively, the “Agreements”);

WHEREAS the parties now wish to amend the Agreements to change the quarterly vesting dates set forth in the Agreements, which revised dates will not result in the acceleration of vesting for any such shares granted under the Agreements.

NOW, THEREFORE, pursuant to the Agreements, the parties hereto have agreed to amend the Agreements as follows:

1.
Section 2(a) in each of the Agreements is hereby amended to change the quarterly vesting dates for all such shares of Common Stock subject to such vesting provisions as of the date hereof, as follows for each applicable calendar year:

•	Common Stock vesting January 1 in the Agreements hereinafter shall vest on March 6;
•	Common Stock vesting April 1 in the Agreements hereinafter shall vest on May 20;
•	Common Stock vesting July 1 in the Agreements hereinafter shall vest on August 20; and
•	Common Stock vesting October 1 in the Agreements hereinafter shall vest on November 20.

2.	All other terms and conditions of the Agreements shall be unaffected by this Amendment.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the 25th day of February, 2025.

COMPANY:

By:

GRANTEE:

Attachment 1

Agreements

•	Amended and Restated Restricted Stock Agreement dated May 28, 2024

•	Restricted Stock Agreement dated February 20, 2023

•	Restricted Stock Agreement dated February 22, 2022